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                                 [LETTERHEAD]

                  STARTEC RAISES OVER $16 MILLION IN PRIVATE
                          PLACEMENT OF COMMON STOCK

BETHESDA, MD - May 11, 2000: Startec Global Communications (Nasdaq: STGC), an integrated communications provider of voice, data and Internet services to the emerging economies, today announced that it has sold 1,377,800 shares of its common stock in an offering exempt from the registration provisions of the Securities Act of 1933, as amended (the "1933 Act"). These shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the 1933 Act.

The gross proceeds received by Startec from the sale of these shares are approximately $16.5 million. The proceeds from the offering will be used to fund the growth and integration of Startec's acquisitions. Startec is making this disclosure pursuant to Rule 135c of the 1933 Act.

About Startec:

Startec Global Communications is an integrated communications provider of voice, data and Internet services. Startec's Internet Protocol Network, with extensive reach into the emerging economies, includes ten international gateway switches located worldwide, 71 IP gateways, an ATM ring and ownership interests in 15 undersea fiber optic cables. As a facilities based carrier, Startec can provide a full suite of services on its network, including bundled long distance and Internet access, Voice over IP and a constellation of ethnic virtual communities. The Company's class of common stock is traded on The Nasdaq National Market under the symbol "STGC."

For more information on Startec, please visit its Web site, www.startec.com.

To become a member of Startec's online ethnic communities, please visit www.estart.com.

Other than historical information contained herein, certain statements in this release are "forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1994. Forward-looking statements in this release involve a number of risks and uncertainties including, but not limited to, changes in market conditions, government regulation, technology, the international communications industry, and the global economy, availability of transmission facilities, management of rapid growth, entry into new and developing markets, competition, customer concentration and attrition, and the expansion of the global network. These risk factors are discussed in further detail in the Company's SEC filings.

For more information, contact:
Jennifer Boyer
Startec Global Communications Corporation
Tel. (301) 767-1430
jboyer@startec.net